Exhibit 5.1
July 21, 2022
Benson Hill, Inc.
1001 North Warson Road
St. Louis, MO 63132
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
We are outside counsel to Benson Hill, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale of up to 5,000,000 shares of the Company’s common stock, par value 0.0001 per share (the “Shares”), issuable pursuant to the terms and in the manner set forth in the Company’s 2022 Employee Stock Purchase Plan (the “Plan”).
This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.
In rendering the opinions set forth below, we have examined and relied solely upon such certificates, corporate records, agreements, instruments and other documents, and such matters of law, that we considered necessary or appropriate as a basis for the opinions. We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the second amended and restated certificate of incorporation of the Company, as in effect on the date hereof, (ii) the amended and restated bylaws of the Company, as in effect on the date hereof, (iii) the Registration Statement, (iv) the Plan, (v) resolutions of the board of directors and stockholders of the Company, as applicable, relating to, among other matters, the approval of the Plan, the reservation for issuance of the Shares issuable thereunder and the filing of the Registration Statement, and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinions contained herein are limited to the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, regulations or ordinances.
Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms and in the manner set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act. This opinion letter speaks only as of the date hereof and we assume no obligation to update the opinions set forth herein at any date subsequent to the date hereof.

Very truly yours,
/s/ BROWN RUDNICK LLP